                                                                REDACTED VERSION

                                  EXHIBIT 10.9

                                       To

                        Targeted Genetics Corporation's

                                   Form 10-K

                               For the Year Ended

                               December 31, 1997



     "[          *          ]" = omitted, confidential material, which material
has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                              FHCRC-TGC RESEARCH AND EXCLUSIVE LICENSE AGREEMENT
                                                                    EXHIBIT 10.9


                    RESEARCH AND EXCLUSIVE LICENSE AGREEMENT
                    ----------------------------------------

       This Agreement is made as of the 1st day of January, 1994 between:

                     Fred Hutchinson Cancer Research FHCRC
                              1124 Columbia Street
                               Seattle, WA 98104
                             (hereinafter "FHCRC")

                                      and

                         Targeted Genetics Corporation
                           1100 Olive Way, Suite 100
                               Seattle, WA 98101
                              (hereinafter "TGC")


                                    RECITALS

     WHEREAS, FHCRC is or will be the owner by assignment from the University of Washington, Seattle, WA 98195 (hereinafter the "UNIVERSITY"), and from Dr. Philip Greenberg ("Dr. Greenberg"), Dr. Stanley Riddell ("Dr. Riddell") and Dr. Brad Nelson of certain patent rights to be defined in this Agreement, together with all confidential information currently in the possession of FHCRC, or to be provided to TGC under the terms of this Agreement; and

     WHEREAS, TGC desires to obtain an exclusive worldwide license to such know-how and patent rights, and to manufacture, use and sell in the commercial market the products made in accordance therewith; and

     WHEREAS, TGC is prepared to provide support for FHCRC of research by Drs. Greenberg and Riddell in the field of methods of conferring immunity in humans by adoptive transfer of genetically-modified cytotoxic T lymphocytes providing it receives certain license rights under inventions, biological materials and/or know-how; and

     WHEREAS, FHCRC is committed to a policy that ideas or creative works produced at FHCRC should be used for the greatest possible public benefit and believes that every reasonable incentive should be provided for the prompt introduction of such ideas into public use, all in a manner consistent with the public interest; and

                              FHCRC-TGC RESEARCH AND EXCLUSIVE LICENSE AGREEMENT


     NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, FHCRC and TGC agree as follows:

                                   AGREEMENT

                            ARTICLE 1 - DEFINITIONS

     1.1 "LICENSED PATENT RIGHTS" shall mean rights and claims in and to the inventions in the FIELD which are described in, and rights covered by, the VALID CLAIM(s) of the issued United States patents and patent applications listed on Appendix A to this Agreement, as well as all continuations, continuations-in-part, divisions and renewals thereof, and foreign counterparts thereof which will automatically be deemed incorporated in and added to this Agreement and shall periodically be listed in Appendix A hereto. The term LICENSED PATENT RIGHTS shall further include any and all patents and patent applications, as well as all continuations, continuations-in-part, divisions and renewals thereof, and foreign counterparts thereof which cover any inventions arising in the FIELD out of the RESEARCH PROGRAM as to which TGC has exercised its option to license as provided in Section 3.2.

     1.2 "LICENSED PROCESSES" shall mean processes the relevant practice of which would in the applicable jurisdiction, in the absence of the License, infringe upon a VALID CLAIM.

     1.3 "LICENSED PRODUCTS" shall mean any product for the diagnosis, prophylaxis or treatment of human diseases the practice of which would, in the applicable jurisdiction, in the absence of the license infringe upon a VALID CLAIM.

     1.4 "LICENSED MATERIALS" shall mean materials which exist as of the EFFECTIVE DATE and are covered by the LICENSED PATENT RIGHTS, or which are first produced in the performance of this Agreement, including, but not limited to structural genes, genetic sequences, promoters, enhancers, probes, linkage probes, vectors, plasmids, transformed cell lines, transgenic animals, proteins, biological modifiers, antigens, antibodies, cell lines and other biologically active material.

     1.5 "FIELD" shall mean the methods of conferring immunity in humans by adoptive transfer of genetically-modified cytotoxic T lymphocytes.

     1.6 "NET SALES" shall mean the amount billed or invoiced on sales of LICENSED PRODUCTS less:

                              FHCRC-TGC RESEARCH AND EXCLUSIVE LICENSE AGREEMENT


          (a) Customary trade, quantity or cash discounts and non-affiliated brokers' or agents commissions, actually allowed and taken;

          (b) Amounts repaid or credited by reason of rejection or return and/or;

          (c) To the extent separately stated on purchase orders, invoices or other documents of sales, taxes levied and/or other governmental charges made as to production, sale, transportation, delivery or use and paid by or on behalf of TGC.

     1.7 "AFFILIATES" shall mean any company, corporation, or business in which TGC owns or controls at least a fifty percent (50%) ownership interest or which directly or indirectly owns or controls more than a fifty percent (50%) ownership interest in TGC.

     1.8 "INVESTIGATORS" shall mean Dr. Philip Greenberg and Dr. Stanley Riddell and any persons working under the direct supervision of Dr. Greenberg and/or Dr. Riddell.

     1.9 "VALID CLAIM" shall mean any claim, or claims of the LICENSED PATENT RIGHTS that have not been held invalid or unenforceable by a final judgment of a court of competent jurisdiction which is unappealable or as to which the applicable time for appeal has expired without an appeal being filed.

     1.10 "RESEARCH PROGRAM" shall mean the research to be conducted at FHCRC under the direction of the INVESTIGATORS under this Agreement.

     1.11 "FOUNDATION" shall mean the Fred Hutchinson Cancer Research Foundation, and its successors, assigns and subcontractors, including, without limitation, FHCRC.

     1.12  The "EFFECTIVE DATE" of this Agreement shall mean January 1, 1994.

                          ARTICLE 2 - RESEARCH PROGRAM

     2.1 For the three years ending December 31, 1996, TGC agrees as set forth below, to pay the FOUNDATION funds to entirely support the RESEARCH PROGRAM, and the FOUNDATION agrees to supply the services of requisite personnel and to furnish the necessary facilities to carry out such RESEARCH PROGRAM, all according to a Plan for Research and Budget to be agreed upon by

                              FHCRC-TGC RESEARCH AND EXCLUSIVE LICENSE AGREEMENT



TGC and FHCRC as set forth in Section 2.2. INVESTIGATORS shall be precluded from conducting any clinical trials in humans under the RESEARCH PROGRAM.

     2.2 FOUNDATION shall annually submit to TGC a proposed Plan for Research and Budget for each of the three (3) Agreement Years following the Effective Date of this Agreement (each Agreement Year being defined to mean the twelve-month period commencing with the Effective Date or anniversary thereof). The Plan for Research and Budget for the first Agreement Year shall be negotiated in good faith by the parties and agreed to on or before June 30, 1994. For each of the two Agreement Years thereafter, FOUNDATION shall submit a proposed Plan for Research and Budget at least ninety (90) days prior to the first and second anniversaries of the Effective Date. The parties will negotiate in good faith and use their best efforts to finalize such Plan for Research and Budget. If FOUNDATION and TGC are not able to agree upon the Plan for Research and Budget after good faith negotiations, TGC may notify FOUNDATION at least sixty (60) days prior to the beginning of the subsequent Agreement Year that it will not support the RESEARCH PROGRAM for such year. Notification less than sixty (60) days prior to the beginning of the Agreement Year will not be effective. As its sole liability upon termination, TGC shall pay FOUNDATION for all reasonable expenses incurred or committed to be expended as of the effective termination date up to a maximum of fifty thousand dollars ($50,000).

     2.3 For as long as the INVESTIGATORS remain at FHCRC, the RESEARCH PROGRAM shall be under their direction. During the term of this Agreement the INVESTIGATORS shall not conduct research for other commercial organizations in the FIELD without the prior written consent of TGC.

     2.4 In the event that the services of Dr. Greenberg or Dr. Riddell become unavailable during the course of the RESEARCH PROGRAM, under circumstances that TGC reasonably believes to be permanent, TGC shall have the right to terminate its obligation to fund the RESEARCH PROGRAM, except that TGC shall be required to pay FHCRC for reasonable expenses incurred or committed to be expended as of the termination date up to a maximum of fifty thousand dollars ($50,000).

     2.5 Except as otherwise provided in Section 3.5, termination of the RESEARCH PROGRAM shall not affect TGC's rights or obligations with respect to the LICENSED PATENT RIGHTS that have been incorporated and added to this Agreement as of the date of such termination, and with respect to commercialization of LICENSED PRODUCTS and LICENSED PROCESSES covered by such LICENSED PATENT RIGHTS.

                              FHCRC-TGC RESEARCH AND EXCLUSIVE LICENSE AGREEMENT



     2.6 Within thirty (30) days after each anniversary of the Effective Date, the INVESTIGATORS shall provide TGC a written report of the results of the RESEARCH PROGRAM obtained during the preceding twelve (12) months. In the event of termination of the RESEARCH PROGRAM, TGC shall receive a final summary report of the work carried out and all inventions conceived of and/or reduced to practice under the RESEARCH PROGRAM.

     2.7 FOUNDATION shall have the right to subcontract a portion of the work to be performed under the RESEARCH PROGRAM to the UNIVERSITY subject to appropriate supervision of such work by the INVESTIGATORS. The indirect cost rate applied to such work shall be negotiated in good faith by the parties on or before June 30, 1994.

                       ARTICLE 3 - INTELLECTUAL PROPERTY

     3.1 FHCRC and TGC will promptly notify the other of any inventions it becomes aware of, whether or not patentable, that arise out of the RESEARCH PROGRAM in the FIELD ("INVENTIONS"). INVENTIONS which are conceived solely by employees of FHCRC shall be assigned to FHCRC ("FHCRC INVENTIONS"). INVENTIONS which are conceived solely by employees of TGC shall be assigned to TGC. INVENTIONS which are jointly conceived by employees of FHCRC and TGC shall be jointly assigned to FHCRC and TGC ("JOINT INVENTIONS").

     3.2 TGC is hereby granted the option to license, under the terms and conditions stated in this Agreement, all FHCRC INVENTIONS and JOINT INVENTIONS on an exclusive, worldwide basis. TGC will have thirty (30) days from the date it is notified by FHCRC of any INVENTION, or from the date TGC becomes aware of an INVENTION, as the case may be, to exercise the option by giving written notice of the election to FHCRC and using its best efforts to take the necessary steps to file a patent application or other application for intellectual property protection at the earliest possible time. Upon exercise of the option, the patent application or other application for intellectual property protection which is the subject of such exercised option shall automatically be deemed incorporated into the LICENSED PATENT RIGHTS.

     3.3 FHCRC, including the INVESTIGATORS, and TGC shall cooperate fully in the preparation, filing, prosecution and maintenance of LICENSED PATENT RIGHTS and of all patents and patent applications licensed to TGC hereunder, executing all papers and instruments or requiring members of FHCRC to execute such papers and instruments so as to enable TGC to apply for, to prosecute and to maintain patent applications and patents in FHCRC's name in any country.

                              FHCRC-TGC RESEARCH AND EXCLUSIVE LICENSE AGREEMENT


Each party shall provide the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents. TGC shall bear all costs incurred in connection with such preparation, filing, prosecution and maintenance of all LICENSED PATENT RIGHTS foreign and domestic; provided that TGC shall first consult with FHCRC as to the preparation, filing, prosecution and maintenance of such patent applications and patents. TGC shall keep FHCRC advised as to all developments with respect to all patent applications and patents included in LICENSED PATENT RIGHTS and shall promptly supply to FHCRC:
(i) copies of all official correspondence from the U.S. Patent Office or from a patent office in any country within two weeks of receipt; and (ii) copies of all substantive papers to be filed in the U.S. Patent Office or a patent office in any country at least thirty (30) days prior to filing to provide FHCRC sufficient time to comment thereon. Up to twenty thousand dollars ($20,000) in patent prosecution and interference expenses reasonably incurred by TGC for each of the initial patent applications filed by TGC in the U.S. Patent and Trademark Office for Inventions (i.e., continuations, continuations-in-part and divisions are excluded for the purposes of calculating this credit) and included in the LICENSED PATENT RIGHTS may be credited against royalties due by FHCRC under
Section 6.2, but such credit will not reduce the amount which would otherwise be due FHCRC in any year by more than 50%. Any unused credit amount may be carried forward by TGC each year until the full amount of the credit has been exhausted.

     3.4 So long as TGC is not in default or in breach of this Agreement, FHCRC grants to TGC an option to license any invention developed under the RESEARCH PROGRAM that is not in the FIELD. The parties shall exercise their good faith best efforts to negotiate commercially reasonable terms based on the relative contribution to such inventions and the commercial value thereof. The option granted by this Section 3.4 may be exercised by TGC by giving written notice to FHCRC within ninety (90) days from the date of disclosure of the invention. If the option is not exercised within the ninety (90) day period, it will expire.

     3.5 If TGC fails to financially support the preparation, filing, prosecution or maintenance of any patent application, patent or other intellectual property included in the LICENSED PATENT RIGHTS, TGC shall have deemed to have surrendered its rights under such patent application, patent or other intellectual property. In that event, FHCRC may, at its sole expense, prepare, file, continue prosecution over or maintain any such patent application, patent or other intellectual property protection.

                              FHCRC-TGC RESEARCH AND EXCLUSIVE LICENSE AGREEMENT

                               ARTICLE 4 - GRANT

     4.1 FHCRC hereby grants to TGC and TGC accepts, subject to the terms and conditions hereof: (a) an exclusive, worldwide license to make, to have made, to use, to sell and to have sold LICENSED MATERIALS; and (b) an exclusive worldwide license, under LICENSED PATENT RIGHTS, to make, to have made, to use, to sell, and to have sold LICENSED PRODUCTS, and to practice the LICENSED PROCESSES, for the Term permitted in Article 5 of this Agreement (the "License"). The License granted to TGC by FHCRC hereunder is limited to the FIELD. Any license in any other field (including with respect to FHCRC INVENTIONS and JOINT INVENTIONS) shall be the subject of a separate agreement and shall require TGC's submission of evidence demonstrating its willingness and ability to develop and commercialize the kinds of products or processes likely to be encompassed in such other field. The License includes the right to grant sublicenses, subject to the provisions of Section 4.2(e) below. TGC agrees during the period of exclusivity of this license in the United States that any LICENSED PRODUCT produced for sale in the United States will be manufactured substantially in the United States.

     4.2 The License is subject to the following policies, obligations and/or conditions:

          (a) FHCRC's Patents and Inventions Policy adopted September 30, 1983, Public Law 98-620 and FHCRC's obligations under agreement with other sponsors of research. Any right granted in this Agreement greater than that permitted under Public Law 98-620 shall be subject to modification as may be required to conform to the provisions of the statute.

          (b) For research purposes only and not for any commercial purpose, FHCRC retains the right to practice LICENSED PROCESSES in the FIELD, to make and to use LICENSED MATERIALS, and to grant non-exclusive licenses of these same rights to other not-for-profit organizations for noncommercial research purposes only ("Research License"). In the event that TGC can provide convincing written evidence to FHCRC that a not-for-profit organization that has been granted a Research License is developing inventions either solely or in collaboration with a third party for commercial manufacture or in lieu of purchase if the inventions are available as commercial products, then TGC can request that FHCRC terminate its Research License with

                              FHCRC-TGC RESEARCH AND EXCLUSIVE LICENSE AGREEMENT




               such organization, such request not to be unreasonably withheld.

          (c) TGC shall use its best efforts to introduce the LICENSED PRODUCTS into the commercial market as soon as practicable, consistent with sound and reasonable business practices and judgment, and thereafter endeavor to keep LICENSED PRODUCTS reasonably available to the public.

          (d) FHCRC shall have the right to terminate or render the License granted under this Agreement non-exclusive at any time after three (3) years from the EFFECTIVE DATE, if in FHCRC's reasonable judgment, TGC:

               (i) has not put the licensed subject matter into commercial use in the country or countries where licensed, directly or through a sublicense, and is not keeping the licensed subject matter reasonably available to the public, or

               (ii) is not demonstrably engaged in research, development, manufacturing, marketing or licensing program, as appropriate, directed toward these ends; or

               (iii)  has not expended at least three hundred thousand dollars
                    ($300,000) in the twelve (12) month period beginning three
                    (3) years from the EFFECTIVE DATE, or in any (12) twelve month period beginning anytime thereafter, on internal and external personnel, their benefits, supplies and equipment, related to research and development of the LICENSED PRODUCTS.

               In making this determination FHCRC shall take into account the normal course of such programs conducted with sound and reasonable business practices and judgment and shall take into account the reports provided hereunder by TGC.

          (e) TGC shall not grant any sublicense without FHCRC's prior written consent, such consent not to be unreasonably withheld. All sublicenses granted by TGC hereunder shall include a requirement that the sublicensee use its best efforts to bring the subject matter of the sublicense into commercial use as quickly as is reasonably possible, shall comply with Section 10.5 of this Agreement, and shall expressly bind the sublicensee to meet

                              FHCRC-TGC RESEARCH AND EXCLUSIVE LICENSE AGREEMENT


               TGC's obligations to FHCRC under this Agreement. Copies of all sublicense agreements shall promptly be provided to FHCRC.

          (f) In the event FHCRC becomes aware of third parties that wish to license the LICENSED PATENT RIGHTS in specific fields of use that would not result in direct or indirect competition to TGC, FHCRC shall notify TGC and TGC shall exercise one of the following options:

               (i) commence active research and development of LICENSE PRODUCTS under the LICENSED PATENT RIGHTS in that field of use;

               (ii) grant a sublicense to said third parties to make, use and sell LICENSED PRODUCTS under the LICENSED PATENT RIGHTS in that field of use; or

               (iii)  grant the right to FHCRC to directly license said third parties to make, use and sell LICENSED PRODUCTS under the LICENSED PATENT RIGHTS in that field of use.

     4.3 Notwithstanding the foregoing provisions of Article 4, TGC shall have the right to assign the license granted under Article 4 to an AFFILIATE or to any organization that acquires all or substantially all of TGC's business, subject to the terms and conditions hereof.

     4.4 This Agreement shall have no effect upon any and all rights reserved to the United States Government and others under Public Law 98-620.

                         ARTICLE 5 - TERM OF AGREEMENT

     5.1 This Agreement becomes effective as of the date first above written (the "Effective Date"), and, subject to earlier termination as provided in
Article 10, shall remain in effect until the last to expire of the LICENSED PATENT RIGHTS (the "Term").

                              FHCRC-TGC RESEARCH AND EXCLUSIVE LICENSE AGREEMENT



                             ARTICLE 6 - ROYALTIES

     6.1  In consideration for the granting of the License, TGC shall pay to
FHCRC a non-refundable license fee ("Upfront Fee") in the sum of [          *
] within thirty (30) days of the execution of this Agreement.

     6.2(a)  During the Term, TGC shall pay to FHCRC a royalty in the amount of
[          *          ] of the NET SALES of all LICENSED PRODUCTS and all
products using LICENSED PROCESSES and all services utilizing LICENSED PRODUCTS or LICENSED PROCESSES which are sold by TGC and its AFFILIATES or sublicensees on a country-by-country basis ("FHCRC Royalties").

     6.2(b) Notwithstanding the foregoing, if TGC is required to pay royalties to an unaffiliated third party(ies) for sales of LICENSED PRODUCTS or to practice LICENSED PROCESSES for which payments are also due to FHCRC ("Third Party Royalties"), then the royalties be paid by TGC to FHCRC shall be reduced by the amount that the sum of the FHCRC Royalties and Third Party Royalties are
in excess of [          *          ] of NET SALES of LICENSED PRODUCTS, but in
no event shall the FHCRC Royalties be reduced to less than
[          *          ] of NET SALES of LICENSED PRODUCTS.

     6.3 TGC shall pay to FHCRC at least the following amounts in royalties in the following contract years (the "Maintenance Royalties"):

          (a)  [          *          ] due upon the earlier of the issuance of
               the first patent arising from [          *          ] entitled [
               * ] or a continuation, continuation-in-part or division thereof, or June 30, 1996. Notwithstanding the foregoing, in the
               event that such patent issues with claims that [          *
               ], or if such claims are not pending in the patent application as of June 30, 1996, then the amount due under this Article 6.3(a)
               shall be reduced to [          *          ];

          (b)  [          *          ], due upon issuance of any patent included
               in the LICENSED PATENT RIGHTS relating to methods for expanding T cells, on which patent the INVESTIGATORS are named as inventors. Notwithstanding the foregoing, the amount due under this Article 6.3(b) shall not be due and payable by


[*]  Confidential Treatment Requested

                              FHCRC-TGC RESEARCH AND EXCLUSIVE LICENSE AGREEMENT



               TGC until the end of the first calendar month following the first calendar year that the research funding provided by TGC under this Agreement is less than one hundred fifty thousand dollars ($150,000);

          (c)  [          *          ], due upon the earlier of the first
               approval to commence Phase 2 clinical trials (as defined by 21 Code of Federal Regulations, Chapter 1) for a LICENSED PRODUCT or December 31, 1997. Notwithstanding the foregoing, the amount due under this Article 6.3(c) shall not be due and payable by TGC until the end of the first calendar month following the first calendar year that the research funding provided by TGC under this Agreement is less than one hundred fifty thousand dollars ($150,000);

          (d)  [          *          ], due upon the earlier of the first
               approval to commence Phase 3 clinical trials (as defined by 21 Code of Federal Regulations, Chapter 1) for a LICENSED PRODUCT for cytomegalovirus (CMV) disease or December 31, 1999;

          (e)  [          *          ], due upon the earlier of the first
               approval to commence Phase 3 clinical trials (as defined by 21 Code of Federal Regulations, Chapter 1) for a LICENSED PRODUCT for HIV disease or cancer or December 31, 1999;

          (f)  [          *          ], due upon the earlier of the first
               approval of a New Drug Application ("NDA") or Product License Application ("PLA") (as defined by 21 Code of Federal Regulations, Chapter 1) for a LICENSED PRODUCT or December 31, 2001;

          (g)  FHCRC shall credit against any royalties due by TGC to FHCRC
               hereunder the amount equal to [          *          ] of all
               amounts actually paid to FHCRC under this Article 6.3

     6.4 No multiple royalties shall be payable because any LICENSED PRODUCT which TGC manufacturers, uses, leases or sells is covered by multiple claims under the LICENSED PATENT RIGHTS.


[*]  Confidential Treatment Requested

                              FHCRC-TGC RESEARCH AND EXCLUSIVE LICENSE AGREEMENT



     6.5 If TGC transfers or otherwise sublicenses LICENSED PATENT RIGHTS to a third party, for value other than NET SALES, TGC shall also pay FHCRC a
percentage of [          *          ] of all proceeds including, but not limited
to, licensing fees, receivable by TGC in connection therewith ("Non-Royalty Fees"). Any such payment to FHCRC shall be made within thirty (30) days after receipt of such proceeds by TGC. Any such sale or transfer shall not affect TGC's obligations to pay royalties under Sections 6.2 and 6.3 above. In no event shall Non-Royalty Fees include any payment or other value due to or received by TGC from a third party as, for example, an upfront fee, research and development payments, milestone payments, equity, or any equivalent of the foregoing, or of any payment that is not explicitly due to or received by TGC in consideration for a grant by TGC to a third party to make, have made, use and sell LICENSED PRODUCTS, or practice LICENSED PROCESSES, under LICENSED PATENT RIGHTS.

     In the event that TGC transfers or otherwise sublicenses LICENSED PATENT RIGHTS to a third party in combination with patents(s) and/or other rights(s) of a third party(ies) and TGC is due and receives Non-Royalty Fees, then TGC shall pay FHCRC an equitable portion of such Non-Royalty Fees as to be determined by the good faith negotiations of TGC and FHCRC.

                ARTICLE 7 - REPORTING AND ROYALTY PAYMENT TERMS

     7.1 Upon or before execution of this Agreement, TGC shall provide to FHCRC a written research and development plan pursuant to which TGC intends to bring the subject matter of the License granted hereunder into commercial use, including projections of sales and proposed marketing efforts.

     7.2 TGC shall report to FHCRC the date of first sale of LICENSED PRODUCTS (or results of LICENSED PROCESSES) in each country within thirty (30) days of occurrence.

     7.3 TGC shall provide written annual reports within sixty (60) days after December 31 of each calendar year which shall include the following information: reports of progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the preceding twelve
(12) months as plans for the coming year. If TGC's progress differs from that anticipated


[*]  Confidential Treatment Requested

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                              FHCRC-TGC RESEARCH AND EXCLUSIVE LICENSE AGREEMENT


in the plan provided to FHCRC under Section 7.1, TGC shall explain the reasons for the difference and propose a modified plan for FHCRC's review and approval. TGC shall also provide any reasonable additional data FHCRC requires to evaluate TGC's performance.

     7.4 Beginning with the first NET SALES, TGC shall submit to FHCRC within sixty (60) days after June 30 and December 31 of each calendar year during the Term, and upon the effective termination of this Agreement, reports for the preceding six (6) month period identifying the amount of the LICENSED PRODUCTS sold by TGC, its AFFILIATES and sublicensees in each country, the sales volume and NET SALES, and the amount of royalty due to FHCRC together with payment of such royalty amount. Such report shall be certified as correct by an officer of TGC and shall include a detailed listing of all deductions from NET SALES, sublicensee income or from royalties as specified herein. If no royalties are due to FHCRC for any reporting period, the written report shall so state. All royalties due hereunder shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States on the date the royalty payments by TGC are due as quoted in the Wall Street Journal for that day.

     7.5 All such reports shall be maintained in confidence by FHCRC, except as otherwise required by law, including Public Law 98-620.

                           ARTICLE 8 - RECORD KEEPING

     8.1 TGC shall maintain complete and accurate books of account and records showing all sales of LICENSED PRODUCTS and all NET SALES (broken down by gross sales and allowable deductions) attributable to such sales. For purposes of verifying the accuracy of the royalties paid by TGC pursuant to this Agreement or verifying performance of TGC of any other obligation to FHCRC or the FOUNDATION hereunder, such books and records shall be open to inspection and copying, during usual business hours, by an independent certified public accountant mutually agreeable to the parties. Such accountant shall not disclose to FHCRC any information other than information relating to accuracy of reports and calculations of amounts due to FHCRC made under this Agreement. In the event that any such inspection shows any underreporting and underpayment by TGC in excess of five percent (5%) for any twelve (12) month period, then TGC shall pay the cost of such examination. Such books and records shall be maintained for at least two (2) full years after the termination of this Agreement.

                              FHCRC-TGC RESEARCH AND EXCLUSIVE LICENSE AGREEMENT



                            ARTICLE 9 - INFRINGEMENT

     9.1 Each party agrees to notify the other promptly of any infringement of the LICENSED PATENT RIGHTS of which such party becomes aware. TGC shall have the option to commence legal proceedings with respect to such infringement. Before TGC commences legal proceedings (an "Action") with respect to any infringement of such patents, TGC shall give careful consideration to the views of FHCRC and to potential effects on the public interest in making its decision whether or not to commence such an Action.

     9.2 If TGC elects to commence an Action as described above, TGC may reduce, by up to fifty percent (50%), the royalty due to FHCRC earned under the patent subject to suit by the amount of the expenses and costs of such Action, including attorney fees. In the event such expenses and costs exceed the amount of royalties withheld by TGC for any calendar year, TGC may to that extent reduce the royalties due to FHCRC from TGC in succeeding calendar years, but never by more than fifty percent (50%) of the royalty due in any one year. Any unused royalty credit amount may be carried forward until the full amount of the credit has been exhausted.

     9.3 Recoveries or reimbursements from such Action shall first be applied to reimburse TGC and FHCRC for litigation costs not paid from royalties (if any) and then to reimburse FHCRC for royalties withheld. Any remaining recoveries or reimbursements shall be shared equally by TGC and FHCRC.

     9.4 In the event that TGC elects not to exercise its option to prosecute an infringement of the LICENSED PATENT RIGHTS pursuant to this Agreement, FHCRC may do so at its own expense, controlling such Action and retaining all recoveries therefrom.

                     ARTICLE 10 - TERMINATION OF AGREEMENT

     10.1 Unless terminated earlier in accordance with the terms hereof, this Agreement will expire upon the expiration of the Term as provided in Article 5. Upon termination, a final report shall promptly be submitted in accordance with the provisions of Section 7.4, together with any royalty payments and unreimbursed patent expenses due to FHCRC.

     10.2 At FHCRC's option, FHCRC may terminate this Agreement sixty (60) days after giving written notice to TGC of any default in payments due hereunder and subsequent failure by TGC to remedy and such default within such period, provided that FHCRC is not then in breach of any provision hereof.

                              FHCRC-TGC RESEARCH AND EXCLUSIVE LICENSE AGREEMENT


     10.3 This Agreement may be terminated by either party upon breach of a material obligation or condition by the other (other than a breach according to Section 10.2), effective ninety (90) days after giving written notice to the other of such termination under this Article and specifying such breach, provided however, that if the breach is cured or shown to be non-existent within the ninety (90) day period, the notice shall be deemed automatically withdrawn and of no effect. If the parties do not agree whether a breach has occurred or been cured or whether it is "material", the dispute shall be resolved through arbitration under Article 14.

     10.4 Subject to any provisions of the federal bankruptcy laws limiting rights of termination, this Agreement will automatically terminate if TGC files for protection under federal bankruptcy laws, becomes insolvent, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it or files for dissolution.

     10.5 Any sublicenses granted by TGC under this Agreement shall provide for termination or assignment to FHCRC, at the option of FHCRC, of TGC's interest therein upon termination of this Agreement.

     10.6  TGC shall have the right to terminate this Agreement effective thirty
(30) days after giving written notice to FHCRC of termination under this Article, except that TGC shall have continuing obligations to FHCRC in accordance with Sections 2.2 and 2.4 hereof.

     10.7 Upon termination of this Agreement, TGC shall have the right for three (3) months to sell all LICENSED PRODUCTS on hand at the time of notification of termination if the royalties from such sales and any and all other payments due FHCRC are paid to and statements rendered to FHCRC with respect to such LICENSED PRODUCTS when due in accordance with this Agreement.

     10.8 Upon termination of the Agreement for any reason, and subject to TGC's rights under Section 10.7, TGC shall return to FHCRC and thereafter continue to maintain the confidentiality thereof, and refrain from use thereof or the disclosure thereof to any third party as required by Article 16, and all other rights in LICENSED MATERIALS, LICENSED PROCESSES and LICENSED PRODUCTS granted to TGC under Article 4 shall expire and revert to FHCRC. Immediately upon cessation of discussions between TGC and FHCRC during the Term, or upon request by one of the parties, TGC and FHCRC will return all Proprietary Information of the other, and all documents or data storage media containing any such Proprietary Information and any and all copies thereof, and TGC and FHCRC will delete all Proprietary Information of the other from its documents or data

                              FHCRC-TGC RESEARCH AND EXCLUSIVE LICENSE AGREEMENT


storage media, except that the parties shall maintain one copy of such Proprietary Information in their legal or corporate development files.


     10.9 Should either party terminate this Agreement as permitted herein, the other party shall not be able to claim from the terminating party any damages or compensation for losses or expenses incurred solely as a result of the termination.

     10.10 Provisions hereof and accrued rights hereunder which by their terms or nature survive the termination or expiration of this Agreement shall so survive such termination or expiration.

                   ARTICLE 11 - REPRESENTATIONS AND COVENANTS

     11.1 FHCRC represents and warrants that all right, title, and interest in the patent applications or patents comprising the LICENSED PATENT RIGHTS, LICENSED PROCESSES and LICENSED MATERIALS have been assigned to it, or are otherwise owned by it, and that FHCRC has the authority to issue licenses under said LICENSED PATENT RIGHTS, LICENSED PROCESSES and LICENSED MATERIALS. FHCRC disclaims all implied or express warranties of any nature whatsoever concerning the validity of the LICENSED PATENT RIGHTS, LICENSED PROCESSES and LICENSED MATERIALS licensed hereunder. TGC acknowledges and agrees that neither FHCRC nor anyone acting on its behalf has made any representations or warranties and expressly disclaims whatsoever with regard to the scope of the LICENSED PATENT RIGHTS, LICENSED PROCESSES or the LICENSED MATERIALS, or that such LICENSED PATENT RIGHTS, LICENSED PROCESSES and LICENSED MATERIALS may be exploited by TGC, an AFFILIATE, or sublicensee without infringing other patents.

     11.2 FHCRC EXPRESSLY DISCLAIMS ANY AND ALL EXPRESS WARRANTIES, EXCEPT THOSE STATED IN THIS ARTICLE 11, AND FURTHER DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OF THE LICENSED PROCESSES, LICENSED MATERIALS OR LICENSED PRODUCTS FOR ANY PARTICULAR USE OR PURPOSE.

     11.3 TGC represents and warrants to FHCRC that it has obtained and will at all times during the Term of this Agreement, hold and comply with all licenses, permits and authorizations necessary to TGC'S complete and timely performance of its obligations under this Agreement which are required under any applicable statutes, laws, ordinances, rules and regulations of the United States as well as those of all applicable foreign governmental bodies, agencies and subdivisions, having,

                              FHCRC-TGC RESEARCH AND EXCLUSIVE LICENSE AGREEMENT


asserting or claiming jurisdiction over TGC or TGC's performance of the terms of this Agreement. In particular, TGC:

          (a) will be responsible for obtaining all necessary United States Food and Drug Administration approvals and all approvals required by similar governmental bodies or agencies of all applicable foreign countries; and

          (b) understands and acknowledges that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations, among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. TGC hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by TGC or its AFFILIATES or sublicensees, and that it will defend and hold FHCRC harmless in the event of any legal action of any nature occasioned by such violation.

                           ARTICLE 12 - LEGAL ACTION

     12.1 In the event any legal action is commenced against TGC involving the use by TGC of a LICENSED MATERIAL, LICENSED PROCESS or LICENSED PRODUCT, or otherwise relating to this Agreement, whether or not FHCRC is named as a party to the legal action, TGC shall keep FHCRC or its attorney nominee fully advised of the progress of the legal action and shall reimburse FHCRC for its reasonable legal costs (including attorney's fees) incurred as a result of FHCRC's monitoring of such action, FHCRC's being named a party to any such legal action, or when FHCRC's employees or agents are called as witnesses therein or asked to testify for or consult with TGC in connection therewith.

     12.2 In the event that any legal action is commenced against FHCRC involving the RESEARCH PROGRAM which is caused by the negligent or wrongful acts of FHCRC or its employees or agents, whether or not TGC is named as a party to the legal action, FHCRC shall keep TGC or its attorney nominees fully advised of the progress of the legal action, and shall reimburse TGC for its reasonable legal costs (including attorney's fees) incurred as a result of TGC's monitoring of such action, TGC's being named a party to any such legal action, or

                              FHCRC-TGC RESEARCH AND EXCLUSIVE LICENSE AGREEMENT



when TGC's employees or agents are called as witnesses therein or asked to testify for or consult with FHCRC in connection therewith, unless the legal action is caused by the negligent or wrongful acts of TGC or its employees or agents.

     12.3 FHCRC and TGC agree to cooperate with each other, to the extent reasonably possible, in any legal action brought pursuant to this Article 12.

                           ARTICLE 13 - HOLD HARMLESS

     13.1 TGC assumes responsibility for and shall defend, indemnify and hold FHCRC, its directors, officers, managers, agents, students, doctors and employees harmless from any and all liability, losses, expenses, damages, assessments and claims arising out of or resulting from (i) the use, sale or any disposition of LICENSED PRODUCTS or LICENSED MATERIALS by TGC or its AFFILIATES,
(ii) the practice of the LICENSED PROCESSES by TGC or its AFFILIATES, or (iii) the use, sale or other disposition of the LICENSED PRODUCT or the practice of LICENSED PROCESSES by others who receive LICENSED PRODUCTS, LICENSED MATERIALS or LICENSED PROCESSES directly or indirectly from TGC, its AFFILIATES, agents or representatives, (iv) the negligent or wrongful acts of TGC, its employees or agents.

     13.2 FHCRC assumes responsibility for and shall defend, indemnify and hold TGC, its directors, officers, managers, agents and employees harmless from any and all liability, losses, expenses, damages, assessments and claims arising out of or resulting from the negligent or wrongful acts of FHCRC, its employees or agents in connection with the activities to be conducted under the RESEARCH PROGRAM.

                            ARTICLE 14 - ARBITRATION

     14.1 Any dispute, other than a question relating to patent validity, between the parties hereunder which cannot be resolved by good faith negotiation between the parties over a period of at least sixty (60) days shall be resolved by arbitration before a panel of three arbitrators under the then current rules and procedures of the American Arbitration Association (the "AAA"), or other rules and procedures as the parties may agree. Each party shall bear its own costs incurred in connection with such arbitration and the fees, expenses and costs of the AAA, the arbitrator(s) and the arbitration proceeding not incurred solely by one party shall be divided equally between the parties. The arbitral award shall be binding and conclusive on both parties and may be enforced in any court of competent jurisdiction.

                              FHCRC-TGC RESEARCH AND EXCLUSIVE LICENSE AGREEMENT


                              ARTICLE 15 - NOTICES

     15.1 All communications, including payments, notices, demands or requests required or permitted to be given hereunder, shall be given in writing and shall be: (a) personally delivered; (b) sent by facsimile or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such payments, notices, demands or requests are as follows:

If to FHCRC:     Fred Hutchinson Cancer Research FHCRC
                 1124 Columbia Street, C2M-027
                 Seattle, Washington 98104
                 Attention:  Catherine J. Hennings, Manager, Technology Transfer
                 Facsimile:  (206) 667-4732

With copies to:  Douglas J. Shaeffer, Esq.
                 Fred Hutchinson Cancer Research FHCRC
                 1124 Columbia Street, LY-240
                 Seattle, Washington 98104
                 Facsimile:  (206) 667-6590

If to TGC:       Targeted Genetics Corporation
                 1100 Olive Way, Suite 100
                 Seattle, WA 98101
                 Attention:  H. Stewart Parker, President
                 Facsimile:  (206) 223-0288

                ARTICLE 16 - CONFIDENTIALITY AND NON-DISCLOSURE

     16.1 Any and all information relating to the LICENSED MATERIALS or RESEARCH PROGRAM furnished to either party (or its agents or employees) by the other party (or its laboratories or agents or employees), including but not limited to information regarding or relating to devices, cell lines, monoclonal antibodies, methods, processes, data regarding testing and experiments, drawings, documentation, patent applications and patents (when issued) and product development plans, is confidential, proprietary, trade secret information and any and all such information is hereinafter referred to as "Proprietary Information."

          (a)  As used herein, "Proprietary Information" includes the following:

                              FHCRC-TGC RESEARCH AND EXCLUSIVE LICENSE AGREEMENT




               (i) written material which is clearly designated on its face as confidential and patent applications;

               (ii) oral disclosures, the content of which is within thirty (30)
                    days after communication designated in writing as confidential, or which is so designated as confidential orally during oral disclosures or in contemporaneous written memoranda; and

               (iii)  specimens, samples, and other physical materials which are prior to or at the time of disclosure designated in writing as confidential.

          (b)  As used herein, "Proprietary Information" does not include:

               (i) information which at the time of disclosure to the receiving party is generally available to the public, or which after such disclosure becomes generally available to the public by publication or otherwise;

               (ii) information that is demonstrated to have been in the
                    receiving party's possession prior to the time of disclosure by the disclosing party;

               (iii)  information that is demonstrated by a preponderance of the evidence to have been independently developed by the receiving party's personnel without reference to or use of Proprietary Information disclosed by the disclosing party; and

               (iv) information received from a third party unless such
                    information is obtained subject to a confidential disclosure agreement.

     16.2 Each party agrees: (a) to hold in strict confidence and trust and maintain as confidential all Proprietary Information disclosed by the other party and any information derived therefrom; (b) not to disclose any such Proprietary Information or any information derived therefrom to any person, except to those employees or legal counsel of the receiving party who are required to receive the Proprietary Information for the purposes described in this Agreement and who are bound by the provisions of this Agreement; (c) not to export or otherwise disclose any such Proprietary Information to any person who is, or who the receiving party believes may be, located or may use the Proprietary Information outside the United

                              FHCRC-TGC RESEARCH AND EXCLUSIVE LICENSE AGREEMENT




States; and (d) to use the Proprietary Information only for the purposes described in this Agreement.

     16.3 Each party agrees that: all Proprietary Information disclosed by the other party will at all times be and remain the sole property of the disclosing party and the disclosing party is the sole owner of all patents, copyrights and other intellectual property rights and other proprietary rights related to the Proprietary Information disclosed by it. Nothing in this Agreement shall be construed as granting to or permitting to the receiving party any implied license in, or right or option to, license or use any intellectual property right (including but not limited to any patent right obtained by the disclosing party) relating to the Proprietary Information disclosed by it or any other right to use such Proprietary Information except as expressly provided herein and for any reason other than for the purposes described in this Agreement.

     16.4 Immediately upon the termination of this Agreement, or upon either disclosing party's request, the receiving party will deliver to the disclosing party all Proprietary Information disclosed by the disclosing party and all documents and data storage media containing any such Proprietary Information and any and all copies thereof, and will delete all such Proprietary Information from its documents and data storage media, except that the parties shall maintain one copy of such Proprietary Information in its legal or corporate development files.

     16.5 The obligations of confidentiality provided herein shall continue in force and effect for five (5) years from the date of termination of this Agreement, whether by lapse of the Term hereof or otherwise, unless extended or limited by mutual agreement executed in writing by an officer of each party.

                          ARTICLE 17 - PATENT MARKING

     17.1 Subsequent to the issuance of any patent based on the application(s) covered by LICENSED PATENT RIGHTS, TGC agrees to mark and to have marked by its sublicensees every LICENSED PRODUCT manufactured, used or sold by TGC, its AFFILIATES or its sublicensees in accordance with the statutes of the United States relating to the marking of patented articles.

                         ARTICLE 18 - RIGHT TO PUBLISH

     18.1 Nothing in this Agreement shall be construed as prohibiting FHCRC or its researchers from publishing any of the results of research conducted under the RESEARCH PROGRAM in reputable scientific journals. Notwithstanding the foregoing, INVESTIGATORS shall not publish or otherwise publicly disclose the results of their research hereunder, either orally or in writing, unless the proposed

                              FHCRC-TGC RESEARCH AND EXCLUSIVE LICENSE AGREEMENT


disclosure is first submitted in manuscript or other written form to TGC for review, comment, consideration of appropriate patent action, and removal of Proprietary Information, at least thirty (30) days prior to any submission or other public disclosure. TGC may request an additional delay not to exceed forty five (45) days so that a patent application can be filed or other appropriate steps taken to protect Proprietary Information.

                           ARTICLE 19 - MISCELLANEOUS

     19.1 The rights and obligations of the parties under this Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

     19.2 This Agreement may not be amended except by an instrument in writing signed by both parties.

     19.3 The Agreement shall be binding on the parties hereto and upon their respective heirs, administrators, successors and assigns. This Agreement may not be assigned or sublicensed by TGC or by operation of law without the prior written consent of FHCRC.

     19.4 TGC acknowledges that FHCRC is a non-profit organization qualifying for and holding the status of an exempt organization under Section 501(c)(3) of the United States Internal Revenue Code. If the Internal Revenue Service determines, or a determination by FHCRC based on advice of legal or tax counsel is reasonably made, that any part or all of this Agreement will jeopardize FHCRC's Section 501(c)(3) status, the parties agree to meet and confer in good faith to amend this Agreement to the extent necessary to satisfy Internal Revenue Service requirements for retention of FHCRC'S Section 501(c)(3) status. If FHCRC and TGC cannot agree within 30 days after commencing negotiations regarding the amendments to be made to this Agreement in order for FHCRC to retain its Section 501(c)(3) status, FHCRC may terminate this Agreement effective upon giving written notice to TGC of termination under this Article 19.

     19.5 TGC understands and acknowledges that agreements between FHCRC and agencies of the United States Government funding FHCRC's programs may contain clauses granting patent and/or other rights to the agencies or the U.S. Government; TGC agrees that the rights granted to it under this Agreement shall be subject to any rights of the agencies and the U.S. Government. In the event of a conflict between any of the provisions of this Agreement and the provisions of any U.S. Government agency funding agreement and/or regulation shall prevail and FHCRC will have no liability to TGC as a result of such conflict.

                              FHCRC-TGC RESEARCH AND EXCLUSIVE LICENSE AGREEMENT

     19.6 Except as otherwise provided herein, FHCRC and its employees, including but not limited to the INVESTIGATORS, shall not use the name of TGC, its employees or agents, and TGC, including its employees, shall not use the name of FHCRC or any of its employees or agents in any advertising, publicity, news release, promotional materials or any public disclosure, whatsoever, EITHER WRITTEN OR ORAL, related to the existence of this Agreement or any actions or work undertaken pursuant to terms of this Agreement without the prior written consent of the other party. FHCRC shall have three (3) business days from the time it receives a proposed disclosure ("Review Period") to approve and/or provide comments to TGC with respect to such disclosure. In the event that TGC receives no communications from FHCRC regarding such disclosure within the Review Period, then FHCRC's consent of the public release of such disclosure shall be deemed to have been granted.

     19.7  Upon the earlier of any:  (i) testing or use in human subjects or
(ii) sale of a LICENSED PRODUCT, TGC will have FHCRC named as an additional insured on TGC'S product liability insurance policies, with limits of at least $1,000,000 per claim and $5,000,000 annual aggregate. Such policies shall not be terminated without thirty (30) days prior written notice to FHCRC. If FHCRC's insurance costs can be shown to have increased solely because of this Agreement, and such increases are verified by an independent certified public accountant, TGC shall reimburse FHCRC for such increase within twenty (20) days of receiving written notice from FHCRC requesting such reimbursement and the parties shall attempt to agree to changes and revisions of this Agreement. If the parties fail to arrive at agreement within a reasonable time, or TGC does not reimburse FHCRC, FHCRC may by written notice terminate this Agreement.

     19.8 All letters, documents, or other materials of a written or physical nature, required by or relating to this Agreement shall be in English and sent to the party at the address given in Article 15.

     19.9 The parties to this Agreement recognize and agree that each is operating as an independent contractor and not as an agent of the other. This Agreement shall not constitute a partnership or joint venture, and neither party may be bound by the other to any contract, arrangement or understanding except as specifically stated herein.

     19.10 Should a court of competent jurisdiction later consider any provision of this Agreement to be invalid, illegal, or unenforceable, it shall be considered severed from this Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accord with the intention of the parties.

                              FHCRC-TGC RESEARCH AND EXCLUSIVE LICENSE AGREEMENT


     19.11 In the event any party to this Agreement commences any action or proceeding, including an appeal of an action or proceeding, against the other, or otherwise retains an attorney, by reason of any breach or claimed breach of any provision of this Agreement, or to seek a judicial declaration of rights hereunder or judicial or equitable relief, the prevailing party in such action or proceeding shall be entitled to recover its reasonable attorneys' fees and costs. At the option of FHCRC, venue of any such legal or equitable action shall lie in Seattle, Washington. TGC hereby submits to the jurisdiction of the Federal District Court of Western Washington located in Seattle, Washington, and hereby agrees to accept service of process by certified mail, return receipt requested, effective upon delivery to TGC.

     IN WITNESS WHEREOF, the parties have executed this Agreement through duly authorized representatives as of the date first above written.

TARGETED GENETICS CORPORATION



By          H. Stewart Parker
      ------------------------------

Name        H. Stewart Parker
      ------------------------------

Title       President and CEO
      ------------------------------

Date         March 28, 1994
      ------------------------------

FRED HUTCHINSON CANCER RESEARCH CENTER



By        Catherine J. Hennings
      ------------------------------

Name      Catherine J. Hennings
      ------------------------------

Title  Manager, Technology Transfer
      ------------------------------

Date          March 28, 1994
      ------------------------------

                              FHCRC-TGC RESEARCH AND EXCLUSIVE LICENSE AGREEMENT



READ AND AGREED TO:



By      Philip Greenberg, M.D.
      --------------------------

Name    Philip Greenberg, M.D.
      --------------------------

Title      Member, FHCRC
      --------------------------

Date          3/28/94
      --------------------------



By      Stanley Riddell, M.D.
      --------------------------

Name    Stanley Riddell, M.D.
      --------------------------

Title     Assistant Member
      --------------------------

Date          3/28/94
      --------------------------

                                   APPENDIX A

                        PATENT APPLICATIONS AND PATENTS



    PATENT                                                  FILE OR
 APPLCTN. NO.                   COUNTRY                    ISSUE DATE                             TITLE/INVENTOR

[         *         ]    [          *          ]     [          *          ]                   [          *          ]
07/764,596              U.S.                        September 24, 1991          METHOD FOR PRODUCING T-HELPER INDEPENDENT CYTOTOXIC
                                                                                T LYMPHOCYTES (P. Greenberg, R. Overell)
08/043,389              U.S.                        April 6, 1993               CHIMERIC CYTOKINE RECEPTORS IN LYMPHOCYTES (P.
                                                                                Greenberg, B. Nelson)
------------------------------------------------------------------------------------------------------------------------------

[*]  Confidential Treatment Requested